Exhibit 10.5.2
December 31, 2024

Robert K. Wiberg
Via Hand Delivery

    Re:    Consulting Role
Dear Bob:
At the outset, we thank you for your years of service to Piedmont Office Realty Trust (“Piedmont”). As we have discussed, the purpose of this letter agreement (this “Agreement”) is to set out our mutual agreement regarding the terms and conditions of your go forward consulting role following your termination of employment with Piedmont on December 31, 2024.
Please review this Agreement carefully and, if you are in agreement with the terms contained herein, please sign and return it to me.
1.    Consulting Role and Term.
(a)    Your employment with Piedmont was terminated on December 31, 2024 and your benefits, rights and obligations related to this termination are set out separately in a Separation and Release Agreement (“Separation Agreement”).
(b)    For the period beginning on January 1, 2025 and ending December 31, 2025 (the “Consulting Services Period”), you will serve as a consultant and independent contractor to Piedmont on an as requested basis. During the Consulting Services Period, you will assist Piedmont with 60 Broad capital projects and New York City swing space strategy as requested by Piedmont. Piedmont and/or you may terminate the Consulting Service Period and this Agreement on thirty (30) written notice to the other party for any reason or no reason.
    (c)    During the Consulting Services Period, all services provided by you will be in the capacity of an independent contractor and, therefore, you will not be treated as an employee for employee benefit or federal tax purposes and you will be solely responsible for all federal, state and local taxes. Notwithstanding anything to the contrary, you are also not eligible to receive for any additional service or vesting credit towards any equity or long-term incentive awards under the Piedmont Omnibus Incentive Plan (the “Plan”). The equity award amounts provided for in the Separation Agreement are the final and sole remaining Plan awards to which you are and will be entitled. During the Consulting Services Period, you will have access to the Company’s parking garage and fitness facility while you are performing consulting services for the Company.
2.    Consulting Fee. During the Consulting Services Period, you will be paid a consulting fee at the rate of $10,000 per calendar month (the “Consulting Fee”). Piedmont will pay each calendar month’s Consulting Fee as a single lump sum within thirty (30) days following the end of such calendar month.

3.    Other Agreements. This Agreement sets out the entire agreement between you and Piedmont pertaining to the subject matter hereof. For the avoidance of doubt, this Agreement does not effect, amend, modify or otherwise impact the Separation Agreement.
4.    Governing Law. This Agreement will be construed in accordance with the laws of the State of Georgia without regard to choice or conflict of law principles. The language of all parts of this Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.
6.    No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
7.    Assignment. Your rights and benefits under this Agreement are personal to you and therefore (a) no such right or benefit will be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Agreement will inure to the benefit of and be binding upon Piedmont and its successors and assigns.
8.    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
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    Bob, we appreciate your service to Piedmont over the years and appreciate your willingness to provide continued consulting services as outlined in this Agreement.

Sincerely,

Piedmont Office Realty Trust

/s/ C. Brent Smith
C. Brent Smith
Chief Executive Officer

AGREED TO:

/s/ Robert K. Wiberg
Robert K. Wiberg

Date: December 31, 2024

Signature Page to Consulting Agreement